                                                                    EXHIBIT 12.1
                                                      CONTINENTAL AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                       SIX MONTHS
                                                         ENDED                          YEARS ENDED DECEMBER 31,
                                                        JUNE 30,      ----------------------------------------------------------
                                                          2004         2003         2002         2001         2000         1999
                                                      ------------    ------       ------       ------       ------       ------
Earnings:
     Earnings (Loss) Before Income
         Taxes and Minority Interest                      (218)         201         (631)        (130)         560          798
     Less:
         Undistributed Earnings (Losses)
         of Equity Investees                                31           23            8          (14)          (1)          (3)
     Plus:
         Interest Expense                                  195          393          372          311          253          233
         Capitalized Interest                               (8)         (24)         (36)         (57)         (57)         (55)
         Amortization of Capitalized Interest               19           38           35           28           21           16
         Portion of Rent Expense
         Representative of Interest
         Expense                                           425          839          852          834          778          714
                                                         -----        -----        -----        -----        -----        -----
                                                           382        1,424          584        1,000        1,556        1,709
                                                         -----        -----        -----        -----        -----        -----
Fixed Charges:
         Interest Expense                                  195          393          372          311          253          233
         Portion of Rent Expense
          Representative of Interest
          Expense                                          425          839          852          834          778          714
                                                         -----        -----        -----        -----        -----        -----
Total Fixed Charges                                        620        1,232        1,224        1,145        1,031          947
                                                         -----        -----        -----        -----        -----        -----

Coverage Adequacy (Deficiency)                            (238)         192         (640)        (145)         525          762
                                                         =====        =====        =====        =====        =====        =====

Coverage Ratio                                              NA         1.16           NA           NA         1.51         1.80
                                                         =====        =====        =====        =====        =====        =====